                                                                      EXHIBIT 12



                                   HUMANA INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                   (UNAUDITED)

                                                         YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------
                                               1995                1994                 1993
Earnings:
   Income before income taxes                 $ 288               $ 257                $ 143
   Fixed charges                                 17                   9                   11
                                              -----               -----                -----
                                              $ 305               $ 266                $ 154
                                              =====               =====                =====

Fixed charges:

   Interest charged to expense                $  11               $   4 (a)            $   7
   One-third of rent expense (b)                  6                   5                    4
                                              -----               -----                -----
                                              $  17               $   9                $  11
                                              =====               =====                =====

Ratio of earnings to fixed charges             17.9                28.9                 14.1
                                              =====               =====                =====

(a) Interest expense for the year ended December 31, 1994, excludes the impact of the nonrecurring item related to the second quarter favorable settlement of tax disputes with the Internal Revenue Service.

(b) One-third of rent expense is considered representative of the underlying interest.